                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                UNIONBANCAL CORPORATION
------------------------------------------------------------------
         (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the
                           Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 25, 2001

                            ------------------------

    The Annual Meeting of the Shareholders of UNIONBANCAL CORPORATION (the "Company") will be held on Wednesday, April 25, 2001, at 9:30 a.m. at the Mandarin Oriental Hotel, Embassy Room, 222 Sansome Street, San Francisco, California, for the following purposes:

    1. To elect seventeen directors to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualified;

    2. To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2001;

    3. To re-approve the 1997 UnionBanCal Performance Share Plan, as Amended, to enable award grants under the Performance Share Plan to qualify as deductible, performance-based compensation under Section 162(m) of the Internal Revenue Code;

    4. To approve the Union Bank of California Senior Management Bonus Plan to enable bonuses paid under the Bonus Plan to qualify as deductible, performance-based compensation under Section 162(m) of the Internal Revenue Code; and

    5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 9, 2001, as the record date for determining shareholders entitled to notice of and to vote in person or by proxy at the Annual Meeting or any adjournment thereof.

    Whether or not you presently plan to attend the Annual Meeting in person, the Board of Directors urges you to date, sign, and promptly return the enclosed proxy. Your giving of such proxy does not preclude your right to vote in person if you attend the Annual Meeting. A postage-prepaid return envelope is enclosed for your convenience in returning the signed proxy.

    Your early attention to the proxy will be appreciated.

                                          By Order of the Board of Directors,

                                          /s/ John H. McGuckin, Jr.

                                          John H. McGuckin, Jr.
                                          SECRETARY

San Francisco, California
Dated: March 28, 2001

    This notice was accompanied by a mailing of the Company's 2000 Annual Report to Shareholders. Additional copies of the Annual Report may be obtained from the Investor Relations Department, UnionBanCal Corporation, 400 California Street, San Francisco, California 94104-1302 (415) 765-2969.

                            UNIONBANCAL CORPORATION
                             400 CALIFORNIA STREET
                      SAN FRANCISCO, CALIFORNIA 94104-1302
                                 (415) 765-2969

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of UNIONBANCAL CORPORATION (the "Company") to be used in voting at the Company's Annual Meeting of Shareholders to be held on Wednesday, April 25, 2001, at 9:30 a.m. at the Mandarin Oriental Hotel, Embassy Room, 222 Sansome Street, San Francisco, California, and at any adjournment thereof (the "Annual Meeting").

    This Proxy Statement and form of proxy are being mailed to shareholders on or about March 28, 2001.

    All expenses incident to the preparation and mailing of, or otherwise making available to all shareholders, the notice, proxy statement, and proxy will be paid by the Company. The Company will request brokers and nominees who hold Company stock in their name to furnish proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

    On March 9, 2001, the date for determining shareholders entitled to vote at the Annual Meeting, there were 158,812,100 shares outstanding of the Company's Common Stock ("Common Stock"). To the knowledge of the Company, the only shareholders owning of record or beneficially more than 5% of the Company's Common Stock on such date are shown in the following table:

                                                                               AMOUNT AND NATURE OF   PERCENT
TITLE OF CLASS                     NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP   OF CLASS
--------------                     ------------------------------------        --------------------   --------
Common Stock................   The Bank of Tokyo-Mitsubishi, Ltd. ("BTM")            105,566,801       66.47%
                                 7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo,
                                 100, Japan
Common Stock................   Wellington Management Company, LLP 75 State            10,560,510(1)     6.65%
                                 Street, Boston, MA 02109

------------------------

(1) The information related to Wellington Management Company ("WMC") was provided by WMC as of December 31, 2000 to the Company pursuant to
    Schedule 13G. WMC disclosed that, in its capacity as investment adviser for clients who owned said shares of record, it beneficially owned 5,253,610 shares of the Company's Common Stock with shared power to vote and 10,560,510 shares of the Company's Common Stock with shared disposition power.

    BTM INTENDS TO VOTE ITS SHARES IN FAVOR OF: THE ELECTION OF THE PERSONS NAMED AS NOMINEES FOR DIRECTOR IN THIS PROXY STATEMENT, THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2001, THE RE-APPROVAL OF THE 1997 UNIONBANCAL PERFORMANCE SHARE PLAN, AS AMENDED, AND APPROVAL OF THE UNION BANK OF CALIFORNIA SENIOR MANAGEMENT BONUS PLAN. APPROVAL OF THESE PROPOSALS BY THE SHAREHOLDERS IS THEREFORE ASSURED.

    Each outstanding share of Common Stock is entitled to one vote on all matters coming before the Annual Meeting. A majority of shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. The affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the shareholders.

    When proxies in the accompanying form are returned, properly dated and executed, the shares they represent will be voted at the Annual Meeting in accordance with the shareholder's directions. If no contrary instructions are given, the persons named in the proxy intend to vote the shares represented by the proxies (1) in favor of the election of the persons named as nominees for director in this Proxy Statement; (2) for ratification of the selection of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2001; (3) for the re-approval of the 1997 UnionBanCal Performance Share Plan, as Amended ("Performance Share Plan"); and (4) for the approval of the Union Bank of California Senior Management Bonus Plan ("Senior Management Bonus Plan"). If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their judgment on such matters which may come before the Annual Meeting. If any proxy is marked "withhold all" with regard to the election of directors, the shares which such proxy represents will not be voted either for or against the election of such directors.

    Any shareholder may vote in person at the Annual Meeting. A proxy may be revoked at any time before it is exercised by notice in writing to the Secretary of the Company at 400 California Street, San Francisco, CA 94104-1302. Abstentions, "broker non-votes" (shares held by brokers or nominees which are present in person or represented by proxy at the Annual Meeting but as to which voting instructions have not been received from the beneficial owners or persons entitled to vote such shares and the broker or nominee does not have discretionary voting power under rules applicable to brokers) and votes "withheld" in the election of directors will not be counted but will be treated as shares that are present for purposes of determining the presence of a quorum.

                              CORPORATE GOVERNANCE

    The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is incorporated in the State of California. The Company's principal subsidiary is Union Bank of California, N. A. (the "Bank"), a national banking association organized under the laws of the United States.

    The Board of Directors met eleven times in 2000. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees thereof on which such director was a member during 2000, except Messrs. Farman, Kishi and Yoshizawa. Directors who are not full-time officers of the Company or BTM or its affiliates received an annual combined retainer for service on the Company and Bank Boards and meeting fees for Board meetings attended and for Board committee meetings attended. The annual combined retainer for service on the Company and Bank Boards is $20,000 which is pro-rated and payable quarterly in advance. Directors who are not full-time officers of the Company or BTM or its affiliates were paid the following: a fee of $1,000 for each Board of Directors meeting attended except that, when Board meetings of the Company and the Bank were held on the same day, the total fee was limited to $1,000; and a fee of $1,000 for each Board committee meeting attended except that, when the same committees of the Company and the Bank had a combined meeting, the total fee was limited to $1,000. In addition, the annual combined retainer for service on the Company and Bank Boards for each non-officer committee chair is $5,000 pro-rated and payable quarterly in advance.

    On March 24, 1999 and April 26, 2000, the Board of Directors approved the award pursuant to the UnionBanCal Management Stock Plan ("Management Stock Plan") of non-qualified stock options to purchase 3,000 shares of the Company's Common Stock to be granted on June 1, 1999 and May 1, 2000, respectively (the "Grant Date") to each non-employee, non-expatriate director in office on June 1, 1999 and May 1, 2000. The exercise price for the options is $35.50 and $28.44. The 1999 options are 100% vested and are exercisable 33 1/3% on each of the three anniversaries of the Grant Date. The 2000 options are 100% vested and fully exercisable on the Grant Date. The term of the options is ten years from the respective Grant Date or three years after the director's retirement from service, whichever is earlier.

    The Board of Directors of the Company and the Bank have each established the Board committees described below. The membership of each committee is the same for the Company and the Bank, and the corresponding committees of both institutions usually hold combined meetings.

    The Audit Committee oversees relevant accounting and regulatory matters. It meets with the Company's general auditor and its independent auditors to review the scope of their work as well as to review the Company's quarterly and annual financial statements and regulatory disclosures with the officers in charge of the Company's financial reporting, control and disclosure functions. The Audit Committee also makes an annual recommendation to the Board of Directors regarding selection of the Company's independent auditors (see Section II, Ratification of the Selection of Independent Auditors). In addition, the Audit Committee reviews reports of examination conducted by bank and bank holding company regulatory agencies. The Audit Committee has a written charter, attached as Exhibit A, which has been adopted by the Board of Directors. Please refer to the Audit Committee Report set forth below in this Proxy Statement. Directors serving on the Audit Committee at December 31, 2000, were: Mary S. Metz, Chair; David R. Andrews; Raymond E. Miles; and Henry T. Swigert. The Audit Committee met ten times in 2000.

    The Credit Policy & Review Committee oversees the credit functions of the Company including the overall credit portfolio, composite credit policies, credit review and examination policies, and the methodology and adequacy of the allowance for credit losses. It also reviews a compliance program for credit functions and the establishment and delegation of credit authority. In addition, the Credit Policy & Review Committee reviews reports of examination conducted by bank and bank holding company regulatory agencies and the Company's credit examination group and follows up with appropriate management so that recommendations and corrective actions may be implemented. Directors serving on the Credit Policy & Review Committee at December 31, 2000, were: Stanley F. Farrar, Chair; Richard D. Farman; Sidney R. Peterson; Yoshihiko Someya; and Robert M. Walker. L. Dale Crandall joined the Credit Policy & Review Committee as of February 28, 2001. The Credit Policy & Review Committee met seven times in 2000.

    The Executive Compensation & Benefits Committee reviews and approves executive officer compensation criteria and levels and oversees the Company's and the Bank's employee benefit plans. The Executive Compensation & Benefits Committee approves the compensation of the Chief Executive Officer and other executive officers of the Company and the Bank. In addition, it approves restricted stock awards and stock option grants under the Management Stock Plan. Please refer to the Executive Compensation & Benefits Committee Report on Executive Compensation set forth below in this Proxy Statement. Directors serving on the Executive Compensation & Benefits Committee at December 31, 2000, were: Richard D. Farman, Chair; Jack L. Hancock; Carl W. Robertson; and Henry T. Swigert. Raymond E. Miles joined the Executive Compensation & Benefits Committee as of January 1, 2001. The Executive Compensation & Benefits Committee met seven times in 2000.

    The Finance & Capital Committee is responsible for reviewing the Company's financial planning and performance, tax and capital management, dividend and investment policies, management of net interest margin and asset and liability management. Directors serving on the Finance & Capital Committee at December 31, 2000, were: Sidney R. Petersen, Chair; Stanley F. Farrar; Mary S. Metz; Takahiro Moriguchi; Carl W. Robertson; and Yoshihiko Someya. The
Finance & Capital Committee met five times in 2000.

    The Nominating & Corporate Governance Committee is responsible for screening, interviewing, and proposing qualified candidates to fill vacancies on the Board of the Company and/or the Bank as they occur, if any, and recommending to the respective Board the director nominees to be elected by the shareholders at the Annual Meeting. In carrying out its responsibilities, the Nominating & Corporate Governance Committee also considers candidates recommended by shareholders. Directors serving on the Nominating & Corporate Governance Committee at December 31, 2000, were: Takahiro Moriguchi, Chair; Jack L. Hancock, Vice Chair; Richard D. Farman; J. Fernando Niebla; Carl W. Robertson; and Yoshihiko Someya. The Nominating & Corporate Governance Committee met two times in 2000.

    Section 3.2 of the Bylaws of the Company, regarding shareholder nomination for members of the Board of Directors, is summarized as follows: Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any holder of outstanding capital stock of the Company entitled to vote for the election of directors at the annual meeting of shareholders. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to the Secretary at 400 California Street, San Francisco, CA 94104-1302, not less than 120 calendar days in advance of the date the Company's proxy statement was released to the shareholders in connection with the previous year's annual meeting of shareholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the shareholder must be received by the Secretary of the Company in a reasonable time before the Company mails its proxy statement. The notice must contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee;
(c) the number of shares of capital stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and
(e) the number of shares of capital stock of the Company owned by the notifying shareholder. Nominations not made in accordance with these procedures may, in the discretion of the chair of the meeting, be disregarded and upon the chair's instructions, the inspectors of election may disregard all votes cast for each such nominee.

    The Public Policy Committee is responsible for identifying relevant political, social and environmental trends relating to the Company's business. The Public Policy Committee monitors the Bank's programs which carry out the purposes of the Community Reinvestment Act, equal employment opportunity laws and other related federal, state and local programs. Directors serving on the Public Policy Committee at December 31, 2000, were: Herman E. Gallegos, Chair; David R. Andrews; Richard C. Hartnack; Raymond E. Miles; and J. Fernando Niebla. Monica C. Lozano and L. Dale Crandall joined the Public Policy Committee as of January 1, 2001 and February 28, 2001, respectively. The Public Policy Committee met five times in 2000.

    The Trust Committee supervises the administration of the fiduciary powers of the Bank and the Company's non-fiduciary investment management activities. In addition, the Trust Committee reviews reports of examination conducted by bank and bank holding company regulatory agencies, the Company's general auditor and its independent auditors and reviews with appropriate management whether recommendations and corrective actions have been implemented. Directors serving on the Trust Committee at December 31, 2000, were: Carl W. Robertson, Chair; Herman E. Gallegos; Jack L. Hancock; J. Fernando Niebla; and Yoshihiko Someya. Monica C. Lozano joined the Trust Committee as of January 1, 2001. The Trust Committee met five times in 2000.

    The Executive Committee of the Company Board did not meet in 2000.

    The other Bank Board committee is the National Bank Act Committee which met four times in 2000.

    The Board of Directors has adopted a retirement policy which provides that any director who is employed full time by the Company or the Bank shall retire from the Board at age 65 and any director who is not employed full time by the Company or the Bank shall not stand for reelection at the Annual Meeting of shareholders following the director's seventieth birthday. The Board provided an exception to this policy for Kaoru Hayama who is 66 and for Satoru Kishi who is 71.

                            I. ELECTION OF DIRECTORS

    Seventeen directors of the Company are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until the earlier of retirement, resignation or their successors are elected and qualified. The nominees as set forth below are all presently directors of the Company. A resolution of the Company's Board adopted pursuant to the Bylaws of the Company sets the exact number of directors at seventeen. All nominees, except for Messrs. Kishi and Yoshizawa, are also directors of the Bank. If reelected as directors of the Company, all nominees, except for Messrs. Kishi and Yoshizawa, are expected to be reelected as directors of the Bank. Messrs. Gallegos, Hancock, Petersen, Someya and Swigert are not standing for reelection.

    Unless authority to vote for directors is withheld as to any or all of them, it is intended that shares represented by proxies in the accompanying form will be voted FOR the election of the persons listed below. If one or more nominee shall become unable or unwilling to accept nomination or election, the persons designated as proxies intend to vote on behalf of shareholders for the election of such other person(s), if any, as the Board of Directors may recommend. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve.

    The following information is furnished with respect to the nominees for election as directors: name, age, the nominee's business experience during the past five years, certain directorships in other corporations, and periods of service as a director of the Company.

NAME, AGE AS OF MARCH 31, 2001, PRINCIPAL OCCUPATION
DURING THE LAST FIVE YEARS AND OTHER INFORMATION
--------------------------------------------
DAVID R. ANDREWS

  Mr. Andrews, 59, is a partner of the law firm of McCutchen, Doyle, Brown & Enersen. He served as legal adviser to the US Department of State from August 1997 to April 2000. Mr. Andrews has served as a director of Kaiser Foundation Health Plan, Inc. since April 2000, and Pacific Gas & Electric Co. since August 2000. Mr. Andrews has been a director of the Company since April 2000.

L. DALE CRANDALL

  Mr. Crandall, 59, is President and Chief Operating Officer of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals, where he served as Senior Vice President and Chief Financial Officer from June 1998 to March 2000. From March 1995 to June 1998, he served as Executive Vice President, Chief Financial Officer and Treasurer of APL Limited. Mr. Crandall has been a director of the Company since February 2001.

RICHARD D. FARMAN

  Mr. Farman, 65, has been Chairman Emeritus of Sempra Energy since September 2000. Mr. Farman served as Chairman and CEO of Sempra Energy from July 1998 to June 2000. Mr. Farman has served as a director of Catellus Development Corporation since May 1997. Mr. Farman served as President and Chief Operating Officer of Pacific Enterprises from September 1993 to July 1998. Mr. Farman has been a director of the Company since November 1988.

STANLEY F. FARRAR

  Mr. Farrar, 58, has been a partner of the law firm of Sullivan & Cromwell since October 1984. Mr. Farrar has been a director of the Company since April 1996.

RICHARD C. HARTNACK

  Mr. Hartnack, 55, has served as Vice Chairman and head of the Community Banking & Investment Services Group of the Company and the Bank since September 1999, and from April 1996 to September 1999 as head of the Community Banking Group. He served as Vice Chairman of Union Bank from June 1991 until March 1996. Mr. Hartnack has been a director of the Company since June 1991.

KAORU HAYAMA

  Mr. Hayama, 66, has served as Chairman of the Company and the Bank since September 1998. Mr. Hayama served as Deputy President of BTM from April 1996 to June 1998 and as Deputy President of Bank of Tokyo, Ltd. from June 1994 to April 1996. Mr. Hayama has been a director of the Company since September 1998.

NORIMICHI KANARI

  Mr. Kanari, 54, has served as Vice Chairman of the Company and the Bank since July 2000. From May 1999 to July 2000, he served as General Manager of the Corporate Banking Division in the Osaka Branch of BTM, after serving from August 1997 to May 1999 as General Manager of BTM's New York Branch and Cayman Branch. From April 1996 to June 1997, he was General Manager of BTM's Shimbashi Branch. From March 1995 to April 1996, he was General Manager of Bank of Tokyo's Shimbashi Branch. He has served as a Director of BTM since June 1997. Mr. Kanari has been a director of the Company since July 2000.

SATORU KISHI

  Mr. Kishi, 71, has been Chairman of BTM, since June 2000, after serving as President of BTM from January 1998. Prior to that time, he was Deputy President of BTM from April 1996 and Deputy President of Mitsubishi Bank, Ltd. from February 1992 through April 1996. Mr. Kishi has been a director of the Company since July 1999.

NAME, AGE AS OF MARCH 31, 2001, PRINCIPAL OCCUPATION
DURING THE LAST FIVE YEARS AND OTHER INFORMATION
--------------------------------------------
MONICA C. LOZANO

  Ms. Lozano, 44, has served as President and Chief Operating Officer of LA OPINION since January 26, 2000, and as Associate Publisher of LA OPINION from November 1995 to January 2000. Ms. Lozano has been a director of the Company since January 2001.

MARY S. METZ

  Dr. Metz, 63, has been President of S. H. Cowell Foundation since January 1999. She was the Dean of University Extension, University of California, Berkeley, from July 1991 to September 1998. Dr. Metz has served as a director of SBC Communications, Inc. and its predecessors since July 1986, Pacific Gas & Electric Co. since March 1986, Longs Drugs Stores since February 1991, and Sodexho Marriott, Inc. since October 2000. Dr. Metz has been a director of the Company since November 1988.

RAYMOND E. MILES

  Professor Miles, 68, is Professor Emeritus of Organizational Behavior and Dean Emeritus of the Haas School of Business at the University of California in Berkeley where he has served since July 1963. He has served as a director of Granite Construction Co., Inc., since May 1988. Professor Miles has been a director of the Company since April 1996.

TAKAHIRO MORIGUCHI

  Mr. Moriguchi, 56, has served as President and Chief Executive Officer of the Company and the Bank since May 1997. He served as Vice Chairman and Chief Financial Officer of the Company and the Bank from April 1996 to May 1997. He served as Vice Chairman and Chief Financial Officer of Union Bank from June 1993 until March 1996. He has served as a Director of BTM since April 1996 and as a Managing Director of BTM since July 2000. Mr. Moriguchi has been a director of the Company since June 1993.

J. FERNANDO NIEBLA

  Mr. Niebla, 61, has served as President of International Technology Investors, LLC since December 1998. From December 1995 through June 1998 he was Chairman and Chief Executive Officer of Infotec Commercial Systems and he was Chairman and CEO of Infotec Development Inc. from September 1979 to June 1996. He has served on the Board of Granite Construction Co. since August 1999. Mr. Niebla has been a director of the Company since April 1996.

CARL W. ROBERTSON

  Mr. Robertson, 64, has been the Managing Director of Warland Investments Company since January 1985. Mr. Robertson has been a director of the Company since April 1996.

TAKAHARU SAEGUSA

  Mr. Saegusa, 48, has served as Executive Vice President of the Company since February 2001. He served as Deputy General Manager, Japanese Corporate Banking Group at BTM's New York Branch from June 1998 to February 2001. From January 1997 to May 1998, he served as General Manager of BTM's Shimo-Akatsuka Branch, and from May 1996 to December 1996, as an inspector in BTM's Inspection Division after serving as Senior Vice President and Chief Manager, Planning & Controllers Group, in the North American Planning Division of The Mitsubishi Bank, Limited, from May 1995 to April 1996. Mr. Saegusa has been a director of the Company since March 2001.

ROBERT M. WALKER

  Mr. Walker, 59, has served as Vice Chairman and head of the Commercial Financial Services Group for the Company and the Bank since April 1996. He served as Vice Chairman with Union Bank from July 1992 until March 1996. He has been a director of the Company since July 1992.

NAME, AGE AS OF MARCH 31, 2001, PRINCIPAL OCCUPATION
DURING THE LAST FIVE YEARS AND OTHER INFORMATION
--------------------------------------------
KENJI YOSHIZAWA

  Mr. Yoshizawa, 69, has served as the Deputy Chairman of BTM since June 2000. He served as Deputy President and director of BTM from April 1996 to June 2000. Mr. Yoshizawa has been a director of the Company since September 1989.

SECURITY OWNERSHIP BY MANAGEMENT

    The following table indicates the beneficial ownership of the Company's and BTM's Common Stock as of February 28, 2001, by (1) by each of the directors (including all nominees for reelection), the Chief Executive Officer and the other four most highly compensated executive officers; and (2) all directors and executive officers of the Company as a group, based upon information supplied by each of the directors and executive officers. All directors and executive officers of the Company as a group beneficially own less than 1% of the Company's and BTM's outstanding shares of Common Stock.

                                                                SHARES THAT
                                                   NUMBER           MAY
                                                 OF COMPANY     BE ACQUIRED                 NUMBER OF
                                                   SHARES      WITHIN 60 DAYS               BTM SHARES
                                                BENEFICIALLY   BY EXERCISE OF              BENEFICIALLY
NAME OF BENEFICIAL OWNER                          OWNED(2)        OPTIONS        TOTAL       OWNED(2)
------------------------                        ------------   --------------   --------   ------------
David R. Andrews..............................         360          3,000         3,360           -0-
L. Dale Crandall..............................         500              0           500           -0-
Richard D. Farman.............................       1,500          4,000         5,500           -0-
Stanley F. Farrar.............................       1,000          4,000         5,000           -0-
Richard C. Hartnack...........................      62,670         78,000       140,670           -0-
Kaoru Hayama(1)...............................       3,000            -0-         3,000        34,612
Norimichi Kanari(1)...........................         500            -0-           500        19,028
Satrou Kishi(1)...............................         -0-            -0-           -0-        48,471
Monica Lozano.................................       1,000            -0-         1,000           -0-
Mary S. Metz..................................       2,169          4,000         6,169           -0-
Raymond E. Miles..............................       1,000          4,000         5,000           -0-
Takahiro Moriguchi(1).........................       6,000            -0-         6,000        10,803
J. Fernando Niebla............................         150          4,000         4,150           105
Carl W. Robertson.............................         100          4,000         4,100           -0-
Takaharu Saegusa..............................         -0-            -0-           -0-         9,652
Robert M. Walker(3)...........................      51,960        147,999       199,959           -0-
Kenji Yoshizawa(1)............................         663            -0-           663        48,863
All directors and executive officers as a
  group (26 persons, including those named
  above)(3)...................................     258,007        419,877       677,884       171,534

------------------------

(1) The 105,566,801 shares of Company Common Stock beneficially owned by BTM as of the record date do not include the shares of the Company's Common Stock owned by Kaoru Hayama, Takahiro Moriguchi, Kenji Yoshizawa, and Norimichi Kanari, and executive officers of the Company who are associated as officers or directors of BTM.

(2) Includes shares beneficially owned, directly and indirectly, together with associates. Subject to applicable community property laws and shared voting or investment power with a spouse, the persons listed have sole voting and investment power with respect to all shares unless otherwise noted.

(3) Included in the total shares indicated under the Company column are the following shares of restricted stock granted pursuant to the Management Stock Plan which are beneficially owned by the named individuals and the group as a whole:

                                                                             VESTED AND
                                                                  UNVESTED    UNVESTED
                                                                   SHARES      SHARES
                                                                  --------   ----------
    Robert M. Walker............................................    4,500       4,500
    Executive officers as a group...............................   16,590      20,115

           II. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors recommends a vote FOR ratifying the selection of Deloitte & Touche LLP as independent auditors for the Company.

    The Board of Directors has appointed Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2001. The appointment was recommended by the Audit Committee. Shareholders are being asked to ratify this selection at the Annual Meeting. The firm of Deloitte & Touche LLP has audited the accounts of the Company since 1996 and is considered well qualified. Audit services include the annual audit examination, limited reviews of unaudited quarterly financial data, assistance in filings with various regulatory authorities and with the Annual Report to Shareholders, and discussions regarding accounting principles and practices followed by the Company in preparing its financial statements.

    Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are also expected to be available to answer appropriate questions.

AUDIT COMMITTEE REPORT

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act that might incorporate any proxy statement or future filings with the Securities and Exchange Commission ("SEC"), in whole or in part, the following report shall not be deemed to be incorporated by reference to such filing.

    The Audit Committee of the Company's Board of Directors (the "Audit Committee") is composed of four independent directors and operates under a written charter adopted by the Board of Directors (Exhibit A), as required by the applicable listing standards of the New York Stock Exchange. The members of the Audit Committee on December 31, 2000, were Mary S. Metz, Chair, David R. Andrews, Raymond E. Miles and Henry T. Swigert. The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection for the year ending December 31, 2001 of the Company's independent auditors, who were Deloitte & Touche LLP for the year ending December 31, 2000.

    Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue an opinion thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

    In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company's annual consolidated financial statements to accounting principles generally accepted in the United States.

    The Company's independent auditors also provided to the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

    Based on the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the SEC.

                                          AUDIT COMMITTEE

                                          Mary S. Metz, Chair
                                          David R. Andrews
                                          Raymond E. Miles
                                          Henry T. Swigert

AUDIT FEES

    The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's annual consolidated financial statements for the most recent fiscal year (2000) and the reviews of the consolidated financial statements included in the Company's Form 10-Q was $1,886,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    The aggregate fees billed for professional services rendered for information technology services related to financial information systems design and implementation by Deloitte & Touche LLP for the most recent fiscal year (2000) was $826,000.

ALL OTHER FEES

    The aggregate fees billed for services rendered by Deloitte & Touche LLP other than for the services described above, including tax consulting, permitted internal audit outsourcing and other non-audit services, for the most recent fiscal year (2000) was $5,205,000.

    The Audit Committee considered whether the provision of the services other than the audit services is compatible with maintaining Deloitte & Touche LLP's independence.

    III. RE-APPROVAL OF 1997 UNIONBANCAL PERFORMANCE SHARE PLAN, AS AMENDED

    The Board of Directors recommends that shareholders vote FOR the proposal to re-approve the Performance Share Plan.

    The Performance Share Plan was initially approved by the shareholders on May 28, 1997. The Company is seeking re-approval in accordance with
Section 162(m) of the Internal Revenue Code of 1986, as amended, and implementing regulations ("the Code"). The Performance Share Plan is substantially the same as approved in 1997.

    PURPOSE. Section 162(m) of the Code has the effect of eliminating a federal income tax deduction for annual compensation in excess of one million dollars paid by the Company (or the Bank) to any officer required to be named in the Summary Compensation Table unless that compensation is paid on account of attainment of one or more "performance-based" goals. One requirement for compensation to be performance-based is that compensation is paid or distributed pursuant to a plan that has been approved by the shareholders every five years. Certain executive officers required to be named in the Summary Compensation Table are eligible to participate in the Performance Share Plan. Reapproval of this Plan will commence a new five-year period as called for by the Code.

    SUMMARY OF THE PLAN. The Performance Share Plan provides a means for employees of the Company and its subsidiaries to earn cash long-term incentives. The Executive Compensation & Benefits Committee ("Benefits Committee") is comprised of five non-employee Directors and administers this Plan. Target awards under the Performance Share Plan may be granted for an aggregate of not more than 600,000 performance shares. Forfeited shares become available again for target awards. As of December 31, 2000, 86,866 target awards were outstanding and 513,134 were available for grants.

    Each participant is granted a target award at the beginning of a performance cycle, which consists of three consecutive fiscal years. No participant may be granted more than 60,000 target awards in any fiscal year. The size of the target award (number of performance shares) is based on position level, desired pay positioning, other long-term incentive grants and other factors considered by the Benefits Committee. Based on Company performance, participants may earn zero to two times the target awards. Performance shares are earned based on the Company's financial performance results relative to certain peer banks during the respective performance cycle. At the beginning of each performance cycle, the Benefits Committee establishes the specific performance measure or measures to be used and the schedule for calculating the number of performance shares (as a multiple of the target award) actually earned. Participants earn performance shares only upon the attainment of the performance goals established by the Benefits Committee. If extraordinary events occur during a performance cycle which alter the basis upon which the performance measurement(s) is calculated, such calculation may be adjusted, with the Benefits Committee's approval, to exclude the effect of these events. However, the Benefits Committee may not increase the amount of compensation payable that would otherwise be due upon attainment of the goals.

    Eligible participants must be employed through the end of a performance cycle in order to receive an award. Payments are in cash. In the case of retirement, death or permanent disability, participants (or their beneficiary or estate in the event of death) will be eligible to receive a pro-rata earned award. The Benefits Committee also has the discretion to authorize continued participation, proration or early distribution of earned awards which would otherwise be forfeited.

    The Board may at any time amend, suspend or terminate the Performance Share Plan; provided, however, the Board cannot amend the Performance Share Plan, without approval of the Company's shareholders, to increase the aggregate number of performance shares subject to the Performance Share Plan or to change the designation or class of persons eligible to receive target awards under the Performance Share Plan.

    The affirmative vote of a majority of the total number of votes entitled to be cast by holders of shares of the Company's Common Stock represented at the Annual Meeting is needed to re-approve the Performance Share Plan.

     IV. APPROVAL OF UNION BANK OF CALIFORNIA SENIOR MANAGEMENT BONUS PLAN

    The Board of Directors recommends that shareholders vote FOR the proposal to approve the Senior Management Bonus plan.

    The Company is seeking approval of the Senior Management Bonus Plan in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and implementing regulations ("the Code"). The Senior Management Bonus Plan was adopted by the Board of Directors on May 28, 1997, to be effective as of January 2001.

    PURPOSE OF PLAN. The Senior Management Bonus Plan is in partial response to provisions of Section 162(m) of the Code, which has the effect of eliminating a federal income tax deduction for annual compensation in excess of one million dollars paid by the Company (or the Bank) to any officer required to be named in the Summary Compensation Table unless that compensation is paid on account of attainment of one or more "performance-based" goals. One requirement for compensation to be performance-based is that compensation is paid or distributed pursuant to a plan that has been approved by shareholders every five years. The Senior Management Bonus Plan has not been submitted previously for shareholder approval.

    The Senior Management Bonus Plan is consistent with the Company's emphasis on performance-based compensation and its current compensation philosophy, as more fully described in the Executive Compensation & Benefits Committee Report on Executive Compensation set forth below in this Proxy Statement. Moreover, the Senior Management Bonus Plan reflects the Company's belief in the need to
(i) recruit, motivate and retain senior officers through compensation and benefits that are competitive with those of a peer group of banks; and
(ii) enhance shareholder value by aligning incentive compensation of senior officers with corporate performance and achieving business objectives and, to the extent possible, by preserving tax-deductibility of senior officer compensation.

    SUMMARY OF PLAN. The Senior Management Bonus Plan is administered by the Executive Compensation & Benefits Committee of the Board of Directors, which is composed of non-employee Directors. In 2000, eligible participants included the Bank's non-expatriate Vice Chairmen, executive vice presidents, and senior vice presidents who do not participate in business unit incentive plans.

    Since 1997, the determination of the bonus pool available for incentive payments each year has been based on the Bank's performance against specific measures (in 2000, budgeted return on equity and net income) and the sum of target awards for all participants. The bonus pool for the year equals (i) the target senior management bonus pool established by the sum of target awards for all individual participants; (ii) multiplied by a percentage determined by the Bank's actual performance against the pre-established measures; and
(iii) adjusted by increasing or decreasing the pool by up to twenty percent by the Executive Compensation & Benefits Committee to factor in other considerations identified by the Committee such as strategic and other financial performance measures. The Committee may also factor in the effect of other extraordinary circumstances or material events which were not specifically planned or not directly related to the performance of senior officers during the performance year.

    Individual awards are based on performance criteria established at the beginning of each year. The Company's President and Chief Executive Officer recommends to the Committee awards for eligible Vice Chairmen and other policy making officers. The Committee may then approve such awards or modify the awards. The President and Chief Executive Officer then allocates remaining bonus pool funds for non-policy making officers to group heads based on group performance and individual award targets. Group heads then submit individual bonus award recommendations for individual participants to the President and Chief Executive Officer for review and approval. Individual awards cannot exceed two times target award amounts. In addition, bonuses for executive officer participants named in the Summary Compensation Table are determined solely based on performance against the pre-established measures and may be decreased (but not increased) by the Committee on a discretionary basis. Finally, the Senior Management Bonus Plan limits the amount any individual may be awarded during a performance year. Policy making expatriate officers of BTM and the Chairman of the Company do not participate in the Senior Management Bonus Plan.

    Eligible participants must be employed by the Bank or its subsidiaries through the end of a performance year in order to receive a bonus award payment. In the case of retirement, death, permanent disability or exceptional circumstances, deviations from eligibility for policy making officers may be approved at the sole discretion of the Committee, and the President and Chief Executive Officer may approve deviations from eligibility for other officers in his sole discretion. Individual awards earned under the Plan are made in cash. Award payments are made as soon as administratively practical after the end of each fiscal year. The Board may at any time amend, suspend or terminate the Plan, except to change the designation or class of persons eligible to participate.

    The affirmative vote of a majority of the total number of votes entitled to be cast by holders of shares of the Company's Common Stock represented at the Annual Meeting is needed to approve the Senior Management Bonus Plan.

    V. COMPENSATION AND OTHER TRANSACTIONS WITH MANAGEMENT AND OTHERS

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation for the last three fiscal years of the Chief Executive Officer of the Company, and the four next most highly compensated named executive officers of the Company (other than the Chief Executive Officer) who served as executive officers on December 31, 2000 ("named executive officers").

                         SUMMARY COMPENSATION TABLE(1)

                            ANNUAL COMPENSATION                                 LONG-TERM COMPENSATION
---------------------------------------------------------------------------   ---------------------------
                                                                                        AWARDS
                                                                              ---------------------------
                                                                               RESTRICTED        LONG
                                                                                  STOCK       SECURITIES
                                       ACTUAL                OTHER ANNUAL        AWARDS       UNDERLYING
NAME & PRINCIPAL POSITION    YEAR      SALARY     BONUS     COMPENSATION(2)   IN DOLLARS(3)   OPTIONS(4)
-------------------------  --------   --------   --------   ---------------   -------------   -----------
Takahiro Moriguchi.......    2000     $509,510         $0       $32,741                $0            0
  President and Chief        1999     $468,995         $0       $24,894                $0            0
  Executive Officer          1998     $329,735         $0       $18,809                $0            0

Kaoru Hayama.............    2000     $546,332         $0       $39,851                $0            0
  Chairman of the Board      1999     $520,091         $0       $26,894                $0            0
                             1998     $143,949         $0       $10,022                $0            0

Yoshihiko Someya.........    2000     $405,911         $0       $ 9,151                $0            0
  Deputy Chairman of the     1999     $423,502         $0       $15,062                $0            0
  Board                      1998     $299,651         $0       $13,903                $0            0

Richard Hartnack.........    2000     $445,962         $0       $33,964                $0       40,000
  Vice Chairman of the       1999     $429,615   $350,000       $24,944                $0       36,000
  Board                      1998     $415,000   $250,000       $24,593                $0       19,500

Robert Walker............    2000     $464,231         $0       $58,246                $0       40,000
  Vice Chairman of the       1999     $429,615   $450,000       $45,647                $0       36,000
  Board                      1998     $413,627   $300,000       $38,816          $447,000       19,500

                                 LONG-TERM COMPENSATION
-------------------------  -----------------------------------
                                         PAYOUTS
                           -----------------------------------

                                                  ALL OTHER
                                 LONG          COMPENSATION(5)
NAME & PRINCIPAL POSITION  INCENTIVE PAYOUTS        TERM
-------------------------  -----------------   ---------------
Takahiro Moriguchi.......            $0                $0
  President and Chief                $0                $0
  Executive Officer                  $0                $0
Kaoru Hayama.............            $0                $0
  Chairman of the Board              $0                $0
                                     $0                $0
Yoshihiko Someya.........            $0                $0
  Deputy Chairman of the             $0                $0
  Board                              $0                $0
Richard Hartnack.........      $193,994            $8,700
  Vice Chairman of the         $171,046            $6,921
  Board                              $0            $6,400
Robert Walker............      $193,994            $8,700
  Vice Chairman of the         $171,046            $7,200
  Board                              $0            $6,400

----------------------------------

(1) Messrs. Moriguchi, Hayama and Someya, as expatriate employees of BTM, are not eligible to receive restricted stock awards, stock option grants, performance share awards, long-term incentive payments or annual bonuses to be paid in 2001 for 2000 performance. Their compensation takes into consideration the BTM Expatriate Pay Program which takes into account exchange rates, housing costs, and other related factors. See Executive Compensation & Benefits Committee Report on Executive Compensation--Overview, Policy Making Expatriate Officer Compensation, and Chief Executive Compensation for additional information.

   The data set forth in this table for the above five officers includes all compensation awarded to, earned by or paid to them from any source for services rendered to the Company and its subsidiaries. One additional executive officer received 2000 cash compensation that was greater than one or more of the top five officers' compensation. He is not included as a named executive officer because he is a lower ranking policy making officer than the listed named executive officers.

(2) Includes perquisites and other personal benefits, securities and property.

(3) The value listed for restricted stock awards was based on the closing market price of the Company's Common Stock at grant date. A three-for-one split of the Company's Common Stock took place on December 21, 1998 (the "3-for-1 Split"). Mr. Hartnack was granted -0- shares in 2000, -0- shares in 1999, -0- shares in 1998, and 2,400 shares in 1997 of restricted stock.
    Mr. Walker was granted -0- shares in 2000, -0- shares in 1999, 18,000 shares in 1998, and 2,400 shares in 1997 of restricted stock.

   The aggregate value of restricted stock awards as of December 31, 2000, held by Mr. Hartnack was $10,913 and by Mr. Walker was $218,250 based on the closing market price on December 31, 2000. Each award granted to Messrs. Hartnack and Walker vests ratably over four years on the anniversary of the grant date for each award, except for the 1997 award which vested 100% on January 1, 2000. As of December 31, 2000, the total vested and unvested shares of restricted stock awards held by Mr. Hartnack was 450 and by Mr. Walker, 9,000. Program participants have the right to vote their restricted shares and receive dividends.

(4) Option shares granted to Mr. Hartnack and Mr. Walker reflect the number of shares as a result of the 3-for-1 Split that took place on December 21, 1998.

(5) Includes dollar value of match, profit sharing, and stock discount contributions to the Union Bank of California 401(k) Plan.

STOCK OPTIONS

    The following two tables summarize grants and exercises of options to purchase the Company's Common Stock during 2000 to or by the named executive officers, and with respect to option grants, the per-share exercise price, the expiration date of the options, and the grant date present value of options held by such persons at December 31, 2000. The second table also provides information concerning the total number of securities underlying unexercised options and the aggregate dollar value of in-the-money, unexercised options. The Company did not reprice any options during 2000 or any prior year, and did not provide executives Stock Appreciation Rights (SARs). In 2000, officers who are expatriates, including the Chairman, the President and Chief Executive Officer, and the Deputy Chairman, were not eligible to receive stock options. Please refer to the Executive Compensation & Benefits Committee Report on Executive
Compensation: Overview, for additional information.

                  OPTION GRANTS IN LAST FISCAL YEAR (2000)(1)

                           NUMBER OF SECURITIES   PERCENT OF TOTAL OPTIONS                           GRANT DATE
                            UNDERLYING OPTIONS      GRANTED TO EMPLOYEES     EXERCISE   EXPIRATION    PRESENT
NAME                             GRANTED               IN FISCAL YEAR         PRICE        DATE       VALUE(2)
----                       --------------------   ------------------------   --------   ----------   ----------
Richard C. Hartnack......         40,000                    1.88%            $28.4375     5/1/10      $408,400
Robert M. Walker.........         40,000                    1.88%            $28.4375     5/1/10      $408,400

------------------------

(1) All options are non-qualified stock options to purchase shares of the Company's Common Stock. The exercise price of the options is 100% of the fair market value on the date the option was granted. Options are granted for a term of ten years. The options become exercisable pro-rata over three years from the grant date, subject to continuous employment or earlier forfeiture if employment terminates.

(2) The grant date present value is based on the Black-Scholes option pricing model with assumptions believed applicable to the Company. The assumptions used in the model were projected volatility of 44.4%, risk-free rate of return of 6.42%, annual dividend yield of 3.52%, and average time to exercise of five years. The actual value, if any, an executive may realize will depend on the excess of the actual stock price over the exercise price on the date the option is exercised.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                    SHARES                       OPTIONS AT               IN-THE-MONEY OPTIONS
                                   ACQUIRED                  FISCAL YEAR-END(1)          AT FISCAL YEAR-END)(2)
                                      ON       VALUE     ---------------------------   ---------------------------
NAME                               EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                               --------   --------   -----------   -------------   -----------   -------------
Richard C. Hartnack.............     -0-        $-0-        88,002         70,501      $  499,163         $0
Robert M. Walker................     -0-        $-0-       147,999         70,501      $1,334,125         $0

------------------------

(1) Option shares have been adjusted to reflect the result of the 3-for-1 Split that took place on December 21, 1998.

(2) The value of in-the-money options is calculated based on the amount by which the closing price of the stock at December 31, 2000 ($24.25) exceeds the exercise price. This value is represented by the post 3-for-1 Split closing price.

LONG-TERM INCENTIVE PLAN

    The following table provides information regarding awards made during 2000 under the Performance Share Plan (Exhibit B) to the named executive officers, with the number of shares awarded under the plan, the applicable performance period, and the number of shares under the award (target and maximum amount). Messrs. Hartnack and Walker each were awarded the target number of 7,000 performance shares in 2000. In 2000, officers who are expatriates, including the Chairman, the President and Chief Executive Officer, and the Deputy Chairman were not eligible to receive

Performance Share Plan awards. Please refer to the Executive Compensation & Benefits Committee Report on Executive Compensation: Overview, for additional information.

            LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR(1)

                                                                                ESTIMATED FUTURE PAYOUTS
                                                                                  UNDER NON STOCK PRICE
                                            NUMBER OF      PERFORMANCE OR              BASED PLANS
                                             SHARES,        OTHER PERIOD     -------------------------------
                                            UNITS OR      UNTIL MATURATION   THRESHOLD    TARGET    MAXIMUM
NAME                                      OTHER RIGHTS       OR PAYOUT          (#)        (#)        (#)
----                                      -------------   ----------------   ---------   --------   --------
Richard C. Hartnack.....................      7,000       3 years               -0-       7,000      14,000
Robert M. Walker........................      7,000       3 years               -0-       7,000      14,000

------------------------

(1) Performance Share Plan awards shown in this table were granted in accordance with the Performance Share Plan approved by the shareholders at the Annual Meeting on May 28, 1997. Under the Performance Share Plan, performance shares may be earned based on the Company's financial performance relative to its peer group. The value of a performance share will be equal to the average month-end closing price of the Company's Common Stock for the final six months of the performance period. The cash amounts payable following the end of the performance period will be equal to the earned award multiplied by the average price.

PENSION PLANS

    The following table indicates the estimated annual benefit payable to a covered participant in the Union Bank of California Retirement Plan ("Retirement Plan"), retiring at age 65, based on compensation and years of service to the Company, its participating subsidiaries and certain affiliates. Employees covered by the retirement plans of BTM, including Messrs. Moriguchi, Hayama and Someya, are excluded from participation. The amounts shown in the table reflect straight life annuity amounts and do not reflect any deduction for Social Security and other offset amounts and have been calculated without reference to the maximum limitations imposed by the Code.

                               PENSION PLAN TABLE

                                ANNUAL BENEFIT
                             YEARS OF SERVICE(2)
                        ------------------------------
COMPENSATION(1)            10         20         30
---------------         --------   --------   --------
       100,000           20,000     40,000     60,000
       200,000           40,000     80,000    120,000
       300,000           60,000    120,000    180,000
       400,000           80,000    160,000    240,000
       500,000          100,000    200,000    300,000
       600,000          120,000    240,000    360,000

------------------------

(1) Compensation covered by the Retirement Plan includes base salary only as of December 31, 2000, which was $450,000 for Mr. Hartnack, and $475,000 for Mr. Walker.

(2) As of December 31, 2000, Mr. Hartnack and Mr. Walker had 10 and 9 years of credited service, respectively.

    Benefits in excess of limitations imposed by the Code may be paid by the Company through individual supplemental retirement contracts, or to certain officers of the Company pursuant to its Supplemental Executive Retirement Plan. The Union Bank Supplemental Executive Retirement Plan benefits were extended to senior vice presidents and other senior executives of the Company, including named executive officers of the Company, except expatriate named executive officers, on November 17, 1995. The Supplemental Executive Retirement Plan was amended on December 10, 1997, extending benefits to senior vice presidents and other senior executives of the Bank. An enhanced Supplemental Executive Retirement Plan was extended to policy-making officers on November 17, 1999. Certain officers of the pre-1988 Union Bank are participants in the Executive Supplemental Benefit Plan which provides a benefit equal to 20% or 30% of the officer's compensation, fixed at 1990 levels, payable for ten years.

SENIOR MANAGEMENT BONUS PLAN

    The Senior Management Bonus Plan provides the means whereby certain senior management employees of the Company and the Bank may be given an opportunity to earn performance-based cash annual incentives. Awards under the Senior Management Bonus Plan are earned based on performance against measures established at the beginning of each year. Payments of individual awards under the Senior Management Bonus Plan are intended to be performance-based compensation for purposes of Section 162(m) of the Code. Approval of Proposal IV, herein, would maintain such tax treatment for five years.

EMPLOYMENT AGREEMENTS

    Richard C. Hartnack entered into an Employment Agreement with the Company when he began employment with the Company in 1991. The Company entered into a new Employment Agreement with Mr. Hartnack effective January 1, 1998 which superseded the 1991 Employment Agreement. Mr. Hartnack is entitled, under certain circumstances (including termination by the Company without cause), to severance benefits including (a) the greater of (i) salary continuation of base salary for two years plus a prorated bonus amount equal to the average of Mr. Hartnack's annual bonus (excluding an award of long-term incentives) for the three most recent bonus determination years; or (ii) the salary continuation amount payable under the Bank's then existing separation pay plan; (b) benefits payable to participants at or above the level of Executive Vice Presidents for this salary continuation period under the Bank's separation pay plan; and
(c) vesting in full of any target award amount under his outstanding grants of performance shares under the Performance Share Plan, and payment of such vested shares within 120 days following his termination of employment. Additionally, Mr. Hartnack will receive a supplement which will provide the actuarial equivalent of the extra amount Mr. Hartnack would receive under the Retirement Plan if the limitations on benefits set forth in Sections 415 and 401(a)(17) of the Code did not apply. In addition, the supplement will provide the actuarial equivalent of the extra amount Mr. Hartnack would receive if the Retirement Plan had taken into account Mr. Hartnack's nine previous years of service with the First National Bank of Chicago. The supplement will be reduced by the actuarial equivalent of the lump sum distributions Mr. Hartnack has received from the qualified and non-qualified plans of First National Bank of Chicago and amounts payable under the Bank's Supplemental Executive Retirement Plan.

    Robert M. Walker entered into an Employment Agreement with the Company when he began employment with the Company in 1992. The Company entered into a new Employment Agreement with Mr. Walker effective January 1, 1998, which superseded the 1992 Employment Agreement. Mr. Walker is entitled, under certain circumstances (including termination by the Company without cause), to severance benefits including (a) the greater of (i) salary continuation of base salary for two years plus a prorated bonus amount equal to the average of Mr. Walker's annual bonus (excluding an award of long-term incentives) for the three most recent bonus determination years; or (ii) the salary continuation amount payable under the Bank's then existing separation pay plan; (b) benefits payable to participants at or above the level of Executive Vice Presidents for this salary continuation period under the Bank's separation plan; and (c) vesting in full of any target award amount under his outstanding grants of performance shares under the Performance Share Plan, and payment of such vested shares within 120 days following his termination of employment. Additionally, Mr. Walker will receive a pension supplement which consists of the actuarial equivalent of the extra amount Mr. Walker would receive under the Union Bank of California Retirement plan if the limitations on benefits set forth in Sections 415 and 401(a)(17) of the Code did not apply. This supplement also credits Mr. Walker with an additional five years of credited service. This pension supplement will be reduced by any amounts payable under the Bank's Supplemental Executive Retirement Plan.

EXECUTIVE COMPENSATION & BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

    The Company's Executive Compensation & Benefits Committee ("the Benefits Committee") reviews and approves executive officer compensation criteria and levels, as well as overseeing the Company's employee benefit plans. It is the philosophy of the Benefits Committee to focus executive officers on the sustained creation of shareholder value by aligning senior management compensation directly with shareholder interests. In developing and monitoring these programs the Benefits Committee and the Company employ the services of a nationally known executive compensation consulting firm.

    For compensation purposes, the Company's executive officers are divided into three groups: (1) named executive officers of the Company in the Summary Compensation Table, including the Company's Chairman, its President and Chief Executive Officer, its Deputy Chairman, and its Vice Chairmen; (2) other policy making officers, who are the nine Executive Vice Presidents who serve on the Bank's Executive Management Committee, plus the manager of the Company's Independent Risk Monitoring Group; and (3) other Executive Vice Presidents and certain Senior Vice Presidents with responsibility for matters that impact overall Company performance.

    The Benefits Committee approves all key elements of the Company's primary executive compensation and benefits program specifically for the named executive officers and the other policy making officers, and broadly oversees the design and implementation of all executive management incentive plans, subject to shareholder approval where required and/or appropriate. The Benefits Committee reviews reports from the Company's management on all elements of the compensation and benefits program for executive officers below the policy making level.

    In 2000, three of the named executive officers, Messrs. Moriguchi, Hayama (a retired officer of BTM), and Someya, plus three additional policy making officers, served as executive officers of the Company on a rotational assignment from BTM ("policy making expatriate officers"). Accordingly, and as described below, during their tenure at the Company their compensation and benefits were approved by the Benefits Committee, taking into account the applicable compensation policies of BTM. In 2000, none of the policy making expatriate officers were eligible to receive annual bonuses, restricted stock awards, stock option grants, or performance share awards. Some compensation for services rendered to the Company is paid to the expatriate named executive officers from BTM and reimbursed by the Company to BTM under a service agreement. Such compensation is included in the Summary Compensation Table above.

EXECUTIVE COMPENSATION PHILOSOPHY

    It is the Company's philosophy to compensate executive officers in a manner that promotes the recruitment, motivation and retention of exceptional employees who will help the Company achieve its strategic business objectives and who can influence shareholder value.

    The Company's executive compensation philosophy is implemented through compensation programs based upon the following principles:

    - In general, an executive's total compensation and benefits package should be positioned at median competitive levels, taking into account the relative responsibilities of the executive officers involved and reflecting the Company's performance against both its business plans and the performance of its peers. In particular, base salaries should be at the median level of competitive salaries, and incentives should relate to the Company's performance in comparison with the Company's business objectives and peer group performance levels.

    - The total compensation and benefits package is designed to provide an appropriate mix of fixed and variable compensation to support a strong pay-for-performance relationship, subject to the special circumstances applicable to policy making expatriate officers.

    - Compensation and benefits programs are intended to promote teamwork and mutual support among the Company's executive officers.

    - Performance-based compensation is tied to performance measures believed to heavily influence shareholder value and which can be influenced by the Company's executive officers. These measures include growth and returns.

    - Annual bonuses are based on the achievement of the Company's Annual Financial Plan.

    - A long-term incentive program, including stock options granted at market value, restricted stock awards and long-term performance share awards is designed to encourage executive retention and link executive compensation directly to long-term shareholder interests; the performance share awards component is based on the Company's performance compared to the performance of the specified peer group.

    - Compensation plans should be easy to understand and communicate.

PEER GROUP

    The Company uses a peer group of banks to compare all of the primary elements of the executive officer compensation and benefits program. Although the exact identity of peer group institutions varies from time to time, the Company's current peer group includes 21 banks drawn from the 50 included in the KBW 50 Index, published by Keefe, Bruyette & Woods, Inc. These peer banks are compared on a variety of financial ratios and are used for the competitive compensation analysis. The peer group was developed in part in consultation with the consulting firm retained by the Company. As a result of the consolidation in the banking industry, for 2001, the Company has added or changed some of the banks in the peer group.

BASE SALARY

    Executive base salaries are established relative to comparable positions in other peer banks, taking into account the relative responsibilities of the executive officers involved. In general, the Company targets base salaries at the median competitive levels to attract and retain highly experienced and qualified executive officers. Where the responsibilities of executive positions in the Company exceed those typically found among other banks or play a particularly critical role at the Company, base salaries may be targeted above median competitive levels. In determining salaries, the Benefits Committee also takes into account individual leadership and vision, experience and performance, as well as internal equity relative to other positions within the Company, and specific issues particular to the Company and the position involved.

ANNUAL BONUSES

    The purpose of the Senior Management Bonus Plan (Exhibit C) is to provide a median competitive annual incentive opportunity at target performance levels. Target awards under the Senior Management Bonus Plan represent the median of the competitive market for comparable executive positions at banks of similar size and focus. Actual awards are determined based on the performance of the Company and the individual participant.

    For 2000, participating executive officers were eligible to earn annual bonuses under the Senior Management Bonus Plan based on the Company's achievement of predetermined return on equity and net income performance objectives, as well as individual performance and contributions. In 2000, the Company's return on equity and net income results did not reach minimum levels necessary to support funding under the Senior Management Bonus Plan's basic funding formula. As a result, no bonuses for 2000 were paid under the Senior Management Bonus Plan to non-expatriate named executive officers in 2001.

    For 2001, participants under the Senior Management Bonus Plan include all Senior Vice Presidents and above with responsibility for matters that impact overall Company performance (including the named executive officers other than the six policy making expatriate officers). Participants are assigned target bonuses comparable to median competitive levels. The size of the bonus fund will be based on the Company's performance on two measures: (1) return on average common equity; and (2) net income, relative to the Company's 2001 Financial Plan.

    The bonus fund size may vary up to two times aggregate target bonuses based on the Company's performance on these two measures. In addition, the Benefits Committee may increase or decrease the bonus fund within certain limits based on the Company's performance in other areas, including strategic and organizational achievements, other financial measures, and relative performance against its peers. Individual bonus awards will be based on individual performance and contributions. However, bonuses paid to non-expatriate policy making officers under the Senior Management Bonus Plan are determined according to Company performance as described above, and may not be increased due to adjustment in the bonus fund.

LONG-TERM INCENTIVE PROGRAM

    The Company provides long-term incentive awards to individuals who can impact the Company's long-term performance and value. Target awards are comparable to median competitive levels. For 2000, participants were eligible to receive grants consisting of one or more types of long-term incentives, including stock options and performance share awards. Grants are based on an individual's scope and level of responsibilities within the Company and reflect competitive practices for similar positions in peer companies. The performance share awards are based on the Company's performance compared to the performance of its peer group.

STOCK OPTIONS AND RESTRICTED STOCK

    The Company believes in tying rewards for eligible executive officers directly to the Company's long-term success and increases in shareholder value through stock option grants and restricted stock awards. These enable executive officers to develop and maintain a stock ownership position in the Company's Common Stock. The amounts of long-term incentives are generally targeted at median competitive levels (taking into account the responsibilities of the officers involved). The Company continues to rely almost exclusively on the use of stock options rather than restricted stock in incentive awards. In 2000, the Company also granted stock options to non-employee directors. In 2000, expatriate officers were not eligible to participate in the Management Stock Plan.

    In addition to equity awards to executive officers and non-employee directors, the Company grants stock options to those employees who make an exceptional contribution to the results of the Company throughout the year. The Company believes that these awards are in the best interests of the shareholders and that they are highly motivational and further align high-performing employees with shareholder interests.

    The Company Management Stock Plan, effective January 1, 2000, authorizes the issuance of up to 10,000,000 shares of the Company's Common Stock to certain employees of the Company and its subsidiaries as grants of stock options and awards of restricted stock. The 10,000,000 share maximum represented approximately 6.28% of the Company's Common Stock outstanding as of December 31, 2000. Canceled or forfeited options and restricted stock become available for future grants.

    The Benefits Committee determines the term of each stock option grant to executive officers, up to a maximum of ten years from the date of grant. The exercise price must not be less than the fair market value on the grant date. In general, options vest or become exercisable over three years, provided that the employee has completed the specified continuous service requirement, or earlier if the employee dies or is permanently and totally disabled or retires under certain grant, age and service conditions.

    In general, awards of restricted stock vest in fourths over four years from the grant date, provided that the employee has completed the specified continuous service requirement, or earlier if the employee dies or is permanently and totally disabled or retires under certain grant, age and service conditions. Holders of restricted stock have the right to vote their restricted shares and to receive dividends.

    On November 17, 1999, the Company instituted stock ownership guidelines for its policy making officers and Board of Director members as recommended by the Benefits Committee and approved by the full Board of Directors. Within the five year compliance period, each non-employee, non-expatriate director should own shares of the Company's Common Stock with a value of five times the director's annual retainer, currently $20,000. Each non-expatriate executive officer should own Common Stock with a value of two times the officer's annual salary. Each Vice Chairman should own Common Stock with a value of four times annual salary.

    Stock ownership under these guidelines includes (a) Common Stock owned personally or in trust for the benefit of the Director and policy making officers; (b) vested shares held in any benefit plan, including any IRA; and
(c) 50% of the embedded value of vested "in the money" stock options.

    Directors and policy making officers should comply with these ownership guidelines by November 17, 2004 or, in case of new directors or executive officers, within five years of the date of election or appointment.

PERFORMANCE SHARE PLAN

    The Performance Share Plan provides compensation in the form of performance shares that is linked to shareholder value in two ways: (1) the market price of the Company's Common Stock; and (2) performance as measured on return on equity, a performance measure closely linked to value creation, relative to the peer group established by the Benefits Committee. Pursuant to the Performance Share Plan, the Benefits Committee sets performance goals and participants will only earn and be paid for performance shares upon the attainment of such performance goals.

    For 2000, non-expatriate policy making officers received grants of performance shares which will be redeemed in cash three years after the date of grant. The value of a performance share is equal to the market price of the Company's Common Stock. The number of performance shares actually earned at the end of the performance period will be based on the Company's percentile ranking among its peer group in performance on return on equity. A participant must be an employee in good standing throughout the three year performance period, except in the case of death, permanent disability, or retirement, in order to be eligible for an award. In 2000, policy making expatriate officers did not participate in said plan.

OTHER BENEFITS

    Senior Vice Presidents and above are eligible to defer base salary and incentives and outside directors are eligible to defer directors' fees for payment at a future date designated by the executive officers or outside directors under the Union Bank of California Deferred Compensation Plan. The average Treasury Constant Maturities Rate, calculated quarterly based on a rolling average for the previous 12 months, is credited on deferred funds at the end of each fiscal quarter.

    Selected executive officers, excluding policy making expatriate officers, are also eligible for retirement benefits under supplemental plans designed to continue coverage amounts otherwise limited under the qualified plan. Executive officers may also be eligible for other benefits and perquisites.

EXPATRIATE POLICY MAKING OFFICER COMPENSATION

    Policy making expatriate officer compensation is approved by the Benefits Committee, taking into account the BTM Expatriate Pay Program. The BTM Expatriate Pay Program incorporates a number of different elements, including overseas base salary, certain allowances, and tax gross up payments. The BTM Expatriate Pay Program is a Japanese Yen based system and, as a result, exchange rate fluctuations may yield significantly differing dollar denominated compensation levels from year to year.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Chief Executive Officer's base salary is approved by the Benefits Committee, taking into account the BTM Expatriate Pay Program, which the Benefits Committee reviews in comparison with competitive bank chief executive officer compensation. His compensation is therefore only indirectly related to the performance of the Company from year to year. In 2000, the Chief Executive Officer was also ineligible for annual bonuses, stock option grants, restricted stock grants, and performance share awards generally available to peer group chief executive officers and to non-expatriate Company officers. However, the Benefits Committee believes that the Chief Executive Officer's past performance and his long-term relationship with BTM manifest ample motivation, notwithstanding his ineligibility for these compensation programs.

DEDUCTIBILITY OF COMPENSATION

    Section 162(m) of the Code limits the tax deductibility by a company of certain compensation in excess of $1 million paid to the chief executive officer of the company or the other four most highly compensated officers. However, performance-based compensation is excluded from the $1 million limit.

    Compensation attributable to stock options under the Management Stock Plan is treated as performance-based under Code Section 162(m) if (1) the grant is made by the Benefits Committee; (2) the Management Stock Plan restricts the number of shares for which options may be awarded to an executive during a specified period; and (3) the compensation that the executive may receive is based solely on an increase in the value of the stock after the date of grant. Grants of restricted stock under the Management Stock Plan are not considered performance-based compensation under Section 162(m) of the Code and Treasury Regulations promulgated thereunder.

    The Performance Share Plan also is designed to provide compensation which is treated as performance-based under Code Section 162(m).

    To qualify as performance-based, the Performance Share Plan must be approved by shareholders periodically. It was last approved in May 28, 1997. The Company's Performance Share Plan is being submitted for shareholder approval again at this time. No change is being made to the Performance Share Plan.

    The Company's Senior Management Bonus Plan is being submitted for shareholder approval at this time in order to qualify awards under the Senior Management Bonus Plan as performance-based under Section 162(m). The Senior Management Bonus Plan has not been changed since its adoption in 1997, except to eliminate the ability of the Benefits Committee to increase awards earned under the Senior Management Bonus Plan on a discretionary basis.

    While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Benefits Committee's overall compensation philosophy. The Benefits Committee intends to establish executive officer compensation programs which will maximize the Company's tax deductions, if the Benefits Committee determines that such actions are consistent with its philosophy and in the best interests of the Company and its shareholders. From time to time, the Benefits Committee may award compensation which is not fully tax deductible if the Benefits Committee determines that such award is consistent with its philosophy and in the best interests of the Company and its shareholders.

                                          EXECUTIVE COMPENSATION &
                                          BENEFITS COMMITTEE

                                          Richard D. Farman, Chairman
                                          Jack L. Hancock
                                          Raymond C. Miles
                                          Carl W. Robertson
                                          Henry T. Swigert

                         COMMON STOCK PERFORMANCE GRAPH

    The following Common Stock Performance Graph compares the yearly percentage change, on a dividend reinvested basis, in the cumulative total stockholder return on the Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the KBW 50 Index, published by Keefe, Bruyette & Woods, Inc., for the five-year period commencing December 31, 1995. The stock price performance depicted in the Performance Graph is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

       KBW50   S&P500    UB
Q4:95     100     100     100
Q1:96  110.62  105.37   101.8
Q2:96  111.11   110.1   98.76
Q3:96  124.76   113.5   93.16
Q4:96  141.46  122.96  100.36
Q1:97  148.02  126.26  105.26
Q2:97  170.07   148.3  137.43
Q3:97  195.41  159.41  166.06
Q4:97   206.8  163.98  207.03
Q1:98  230.42  186.86  192.98
Q2:98  230.87  193.03  187.54
Q3:98  181.54  173.83  169.73
Q4:98  223.91  210.85   200.6
Q1:99  230.72  221.35  201.72
Q2:99  246.65  236.95  214.99
Q3:99  209.74  222.16  216.87
Q4:99  216.14  255.21  237.31
Q1:00  221.07  261.07  168.01
Q2:00  205.47  254.13  115.18
Q3:00  251.63  251.67  146.19
Q4:00   259.5  231.98  152.41

(1) Assumes $100 invested on December 31, 1995, in Company Common Stock, S&P500 Index and KBW50 Index and reinvestment of all quarterly dividends.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

    The Company and the Bank have had, and expect to have in the future, banking and other transactions in the ordinary course of business with BTM and with its affiliates. During the year ending December 31, 2000, such transactions included, but were not limited to, origination, participation, servicing and remarketing of loans and leases, purchase and sale of acceptances and interest rate derivatives, foreign exchange transactions, funds transfers, custodianships, electronic data processing, investment advice and management, deposits and trust services. In the opinion of management, such transactions were made at prevailing rates, terms and conditions and did not involve more than the normal risk of collectibility or present other unfavorable features. In 2000, pursuant to a service agreement, the Bank reimbursed BTM for compensation and other benefits totaling approximately $1.9 million provided to all expatriate officers for services rendered to the Company and the Bank. The amount reimbursed was in addition to compensation and benefits paid to these expatriate officers by the Bank for services rendered by them to the Bank.

    Certain directors and executive officers and corporations and other organizations associated with them and members of their immediate families were customers of and had banking transactions, including loans, with the Bank in the ordinary course of business in 2000. Such loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collection or have other unfavorable features.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following persons served as members of the Executive Compensation & Benefits Committee during 2000: Richard D. Farman, Chair; Jack L. Hancock; Carl
W. Robertson; and Henry T. Swigert. In the case of each such director (except Jack L. Hancock) either the individual director, or an entity controlled by the director, had loans or other extensions of credit outstanding from the Bank during 2000. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons. Such loans did not involve more than the normal risk of collectibility or present unfavorable features.

COMPLIANCE WITH SECTION 16 OF THE 1934 ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of a registered class of the Company's equity securities to file with the SEC reports of ownership and changes in ownership of any equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that all required forms were filed, the Company believes that, during 2000, all Section 16 filing requirements applicable to its officers and directors were complied with.

               VI. SHAREHOLDER PROPOSALS FOR 2002 PROXY STATEMENT

    Shareholders who expect to present a proposal at the 2002 Annual Meeting of shareholders for publication in the Company's proxy statement and action on the proxy form or otherwise for such meeting must submit their proposal by December 2, 2001. The proposal must be mailed to the Corporate Secretary of the Company at 400 California Street, San Francisco, CA 94104-1302.

                               VII. OTHER MATTERS

    The Board of Directors does not know of any business to be presented for action at the Annual Meeting other than that set forth in the Notice of Annual Meeting of Shareholders. However, if other business properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their judgment.

                                          By Order of the Board of Directors,

                                          /s/ John H. McGuckin, Jr.

                                          John H. McGuckin, Jr.
                                          SECRETARY

Dated: March 28, 2001

                                   EXHIBIT A
                            AUDIT COMMITTEE CHARTER

  I. COMPOSITION OF THE AUDIT COMMITTEE.

    A. The Audit Committee of UnionBanCal Corporation and Union Bank of California, N.A. (together referred to as "the Company") is comprised of at least three directors, each of whom must be independent directors having no relationship that would interfere with the exercise of independent judgement. The Committee must satisfy the applicable membership requirements under the rules of the New York Stock
       Exchange, Inc., and banking statutes and regulations.

     B. The Committee meets at least four times annually or more frequently as circumstances dictate.

     C. The Committee has the authority to conduct any investigation to fulfill its responsibilities and has direct access to the independent auditors as well as anyone in the Company. The Committee may retain, at the Company's expense, special legal, accounting or other consultants or experts it deems necessary to perform its duties.

 II. FUNCTIONS OF THE AUDIT COMMITTEE.

    A. The functions of the Committee are to:

        (1) Monitor the integrity of the Company's financial reporting process, business risk assessment, compliance with appropriate laws and regulations and the adequacy of underlying internal controls.

        (2) Monitor the independence and performance of the Company's internal monitoring and reporting groups: the Audit, Credit Examination and Compliance Divisions ("the Independent Risk Monitoring Group").

        (3) Nominate the Company's independent external auditors for shareholder approval, evaluate annually their independence and performance and, where deemed appropriate, replace the Company's independent external auditors.

        (4) Provide an avenue of communication among the independent external auditors, management, the Independent Risk Monitoring Group and the Board of Directors.

        (5) To the extent that another committee of the Board does not do so, monitor the adequacy of the Allowance for Loan and Lease Losses and the integrity of the process to evaluate credit quality and conduct a periodic review at an appropriate level and frequency.

 III. RESPONSIBILITIES AND DUTIES OF THE AUDIT COMMITTEE.

    A. The Committee shall adopt such policies and procedures as are necessary to react to changing conditions and to monitor management's responsibility for maintaining the Company's accounting and reporting practices in accordance with all applicable requirements.

     B. The Committee shall have the following duties and powers:

        (1) The independent external auditors. The independent external auditors are ultimately accountable to the Committee and the full Board of Directors. The Committee shall:

            (a) provide advice to the Board of Directors in the exercise of its ultimate responsibility in selecting, evaluating or replacing outside auditors;

            (b) review the fees charged by the independent external auditors for audit and non--audit services; and

            (c) ensure that the independent external auditors prepare and deliver annually a Statement as to Independence (it being understood that the independent auditors are responsible for the accuracy and completeness of this Statement), to discuss with the independent external auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company's independent external auditors and to recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the independent external auditors' independence.

        (2) The Independent Risk Monitoring Group. The Committee shall:

            (a) recommend to the full Board of Directors the appointment or dismissal and review the budget performance, compensation, and annual monitoring plan of the head of the Independent Risk Monitoring Group and each of the individual units of that Group;

            (b) review summaries of and, as appropriate, the significant reports to management prepared by the Independent Risk Monitoring Group, regulators, the Company's independent external auditors and such others as the Committee shall determine and management's responses thereto; and

            (c) request and review, as appropriate, the Independent Risk
                Monitoring Group's assessment of the Company's risk profile.

        (3) Financial reporting principles and policies and internal financial controls and procedures. The Committee shall:

            (a) review the Company's annual audited financial statements prior to filing or distribution, including a discussion with management and the independent external auditors of significant issues regarding accounting principles, practices, judgements, and any significant changes to the Company's accounting principles and any items required to be communicated by the independent external auditors in accordance with SAS 61, and recommend to the Board of Directors that the annual audited financial statement be included in the Company's annual report on SEC Form 10-K;

            (b) in consultation with management, the independent external auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls, discuss significant financial risk exposures, the steps management has taken to monitor, control, and report such exposures, the limitations of risk assessment methodologies, significant findings of the independent external auditors, regulators and the Independent Risk Monitoring Group together with management's responses; and

            (c) review with financial management and the independent external auditors the Company's quarterly financial results prior to the release of earnings or the Company's quarterly financial statements prior to filing or distribution. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

        (4) Reporting and recommendations. The Committee shall:

            (a) review those portions of the Company's annual proxy statement not reviewed by the Executive Compensation and Benefits Committee of the Board and recommend approval to the Board of Directors;

            (b) review this Charter at least annually and recommend any changes to the full Board of Directors;

            (c) report its activities to the Board of Directors on a regular basis and make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate; and

            (d) perform such other functions as the Board of Directors shall from time to time assign to the Committee or as shall be required by law.

                                   EXHIBIT B

                          1997 UNIONBANCAL CORPORATION
                       PERFORMANCE SHARE PLAN, AS AMENDED

  1. ESTABLISHMENT, PURPOSE, GENERAL DESCRIPTION, AND DEFINITIONS

     (a) The 1997 UnionBanCal Corporation (the "Company" or "UNBC") Performance Share Plan, as Amended (the "PSP" or the "Plan") commenced the first Performance Cycle under the Plan on January 1, 2001.

     (b) The purpose of the Plan is to provide a means whereby employees of UNBC and its Subsidiaries may be given an opportunity to earn cash long-term incentive awards ("Performance Shares"). The objectives of providing this incentive award opportunity include:

         (1) focusing Participants on financial performance measures that result in the creation of shareholder value;

         (2) rewarding Participants commensurate to the Company's financial performance relative to Peer Banks;

         (3) rewarding Participants for longer-term, sustained financial performance;

         (4) providing an appropriate risk orientation within the overall compensation program;

         (5) providing compensation levels consistent with the desired competitive positioning, commensurate with financial performance;

         (6) emphasizing team (i.e., Company) performance results; and

         (7) linking the value of incentive awards to the price of UNBC stock.

     (c) Each Participant will be granted a Target Award pursuant to Section 6 of the Plan at the beginning of each Performance Cycle, based upon position level, desired pay positioning, other long-term incentive grants, and other considerations deemed pertinent by the Committee. Each Participant may earn from zero times to two times the Target Award pursuant to Section 7 of the Plan, based upon the Company's performance. Once the Target Awards are earned by the Participant, they shall be referred to as Earned Awards. The value payable to the Participants for their Earned Awards is set forth in Section 9 of the Plan.

     (d) Definitions include:

         (1) AVERAGE PRICE refers to the average month-end closing price of UNBC Common Stock for the six months immediately preceding the end of a Performance Cycle (i.e., July through December), as published in the west coast edition of the Wall Street Journal.

         (2) BOARD refers to UNBC's Board of Directors.

         (3) CODE refers to the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

         (4) COMMITTEE refers to the Executive Compensation and Benefits Committee of UNBC's Board.

         (5) COMMON STOCK refers to the Common Stock of UNBC.

         (6) EARNED AWARD refers to the number of Performance Shares actually earned for a Performance Cycle under this Plan.

         (7) EMPLOYEE refers to any common law employee of UNBC or its Subsidiaries except: (1) any independent contractor retained to perform services for UNBC or its

             Subsidiaries, including consultants; and (2) any person who provides services to UNBC or its Subsidiaries pursuant to an agreement between UNBC or its Subsidiaries and any other person or organization.

         (8) OUTSIDE DIRECTOR refers to a member of the Board who qualifies as an "outside director" as such term is used in Section 162(m) of the Code and defined in any applicable Treasury regulations promulgated thereunder.

         (9) PARTICIPANT refers to a recipient of a Target Award.

        (10) PEER BANKS ("Peers") refers to the group of bank and bank holding companies designated by the Committee for use in comparing UNBC's performance for purposes of this Plan. From time to time, the Committee may deem it necessary to revise the composition of the Peer Banks.

        (11) PERFORMANCE CYCLE ("Cycle") refers to a period of time consisting of three consecutive fiscal years.

        (12) PERFORMANCE SHARE refers to an award unit.

        (13) PERFORMANCE SHARE AGREEMENT refers to a written agreement between UNBC and a Participant with respect to a Target Award.

        (14) SUBSIDIARIES refers to subsidiary corporations, as defined in
             Section 424(f) of the Code (but substituting "UNBC" for "employer corporation"), including Subsidiaries of UNBC which become such after the adoption of the Plan.

        (15) TARGET AWARD refers to a Performance Share grant made pursuant to the Plan.

  2. ADMINISTRATION OF THE PLAN

     (a) The Plan shall be administered by the Executive Compensation and Benefits Committee (the "Committee") of UNBC's Board of Directors (the "Board"), which shall be composed as hereinafter set forth in
         Section 2(b).

     (b) The Committee shall consist solely of not less than two Outside Directors elected by the Board. The Board may from time to time increase (and thereafter may decrease) the size of the Committee, elect or remove members thereto (with or without cause) and fill any vacancies however created; provided, however, that the minimum number of members on the Committee must be two.

     (c) The Committee shall meet at such times and places and upon such notice as the Committee's Chair determines. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote.

     (d) The Committee shall determine which Employees of UNBC or its subsidiaries shall be granted awards under the Plan, the timing of such awards, the terms thereof and the number of Performance Shares subject to each award.

     (e) The Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, its rules and regulations, and the instruments evidencing awards granted under the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be binding on all Participants.

  3. PERFORMANCE SHARES SUBJECT TO THE PLAN

     (a) Target Awards may be granted under the Plan to Participants for an aggregate of not more than 600,000 Performance Shares. Performance Shares that are forfeited shall again be available for Target Awards under the Plan.

     (b) The maximum number of Performance Shares with respect to which the Committee may grant Target Awards during any fiscal year to any Participant shall not exceed 60,000.

     (c) If there is any change in the Company's Common Stock through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend (in excess of 2%), or other change in the corporate structure of UNBC, the Board and the Committee shall make appropriate adjustments in order to preserve but not to increase the benefits to the Participants, including adjustments in:

         (1) the aggregate number of Performance Shares subject to the Plan;

         (2) the maximum number of Performance Shares that may be awarded to any Participant during any fiscal year; and,

         (3) the number and value of Performance Shares subject to outstanding Target Awards.

  4. ELIGIBILITY

     Persons who shall be eligible to have Target Awards granted to them shall be such Employees as the Committee, in its discretion, shall designate from time to time. A Participant may be granted a pro-rata Target Award for a Performance Cycle which has already begun, provided that participation begins before the start of the final fiscal year of the Cycle.

  5. PERFORMANCE CYCLES

     A new Performance Cycle begins at the start of each Company fiscal year and continues until the end of the third consecutive fiscal year.

  6. TARGET AWARD

     Each Participant will be granted a Target Award at the beginning of each Performance Cycle. The size of the Target Award (i.e., the number of Performance Shares granted) is based on position level, desired pay positioning, other long-term incentive grants, and any other considerations deemed pertinent by the Committee. Participants may earn from zero times to two times the Target Award based on UNBC's performance, as described in
     Section 7.

  7. PERFORMANCE MEASUREMENT AND EARNING OF AWARDS

     Performance Shares are earned based on UNBC's financial performance results relative to the Peer Banks during the respective Performance Cycle, stated as a percentile ranking where 100% represents the best performing Peer and 0% represents the worst performing Peer. At the beginning of each Performance Cycle, the Committee shall establish the specific performance measure or measures to be used and the schedule for calculating the number of Performance Shares (as a multiple of the Target Award) actually earned. Participants will earn Performance Shares only upon the attainment of the performance goals established by the Committee. In addition, prior to the payment for Earned Awards, the Committee will certify in its approved minutes that the performance goals were in fact met.

  8. EXTRAORDINARY EVENTS

     If extraordinary events occur during a Performance Cycle which alter the basis upon which the performance measurement(s) is calculated, such calculation may be adjusted, with the Committee's approval, to exclude the effect of these events. Events warranting such action may include, but are not limited to, major acquisitions or divestitures, significant changes in accounting practices, or a recapitalization of the Company. Notwithstanding the foregoing, the Committee shall not have the discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goals.

  9. VALUE AND PAYMENT OF EARNED AWARDS

     The value payable to a Participant shall equal the Earned Award multiplied by the Average Price. Payment shall be made in cash within 120 days following the end of the Performance Cycle or deposited to the Participant's account if deferred under a Company-sponsored deferral plan.

 10. WITHHOLDING

     The Company or its Subsidiaries shall, to the extent required by law, have the right to deduct from payments of any kind otherwise due to the recipient the amount of any federal, state or local taxes required by law to be withheld with respect to the amounts earned under the Plan.

 11. TERMINATION OF EMPLOYMENT

     Termination of employment with the Company or its Subsidiaries prior to the end of the Performance Cycle for any reason (whether voluntary or involuntary) shall result in forfeiture of all opportunity to receive an Earned Award under the Plan, subject to the following exceptions. In the event of termination by reason of death, Permanent Disability, or Retirement, the Participant (or the Participant's beneficiary or estate in the event of death) will be eligible to receive a pro-rata Earned Award based on the time employed during the Performance Cycle, rounded to the nearest complete month. Payment of pro-rata Earned Awards shall be governed by all other applicable provisions of this Plan.

     Notwithstanding these or any other provisions of the Plan, the Committee may, in its sole discretion, authorize continued participation, proration, or early distribution (or a combination thereof) of Earned Awards which would otherwise be forfeited.

 12. DESIGNATION OF BENEFICIARIES

     A Participant may designate a beneficiary or beneficiaries to receive, in the event of the Participant's death, all or part of the amounts to be distributed to the Participant under the Plan. A designation of beneficiary may be replaced by a new designation or may be revoked by the Participant at any time. A designation or revocation shall be on a form to be provided for such purpose and shall be signed by the Participant and delivered to the Company prior to the Participant's death. Any amount that is distributable to a Participant upon death and is not subject to such a designation shall be distributed to the Participant's estate. If there shall be any question as to the legal right of any beneficiary to receive a distribution under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company shall have no further liability to anyone with respect to such amount.

 13. EMPLOYEE RIGHTS

     A Participant may not assign or transfer his or her rights under the Plan, except as expressly provided under the Plan, and any attempt to do so will invalidate those rights.

     No Employee has a claim or right to be a Participant in the Plan, to continue as a Participant, or to be granted Target Awards under the Plan. The Company and its Subsidiaries are not obligated to give uniform treatment to Participants. Participation in the Plan does not give a Participant the right to be retained in the employment of the Company or its Subsidiaries, nor does it imply or confer any other employment rights. Nothing contained in the Plan will be construed to create a contract of employment with any Participant. Nothing contained in the Plan will be deemed to require the Company or its Subsidiaries to deposit, invest or set aside amounts for the payments of any Earned Awards, nor will anything be deemed to give any Participant any ownership, security, or other rights in any assets of the Company or its Subsidiaries.

 14. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

     (a) The Board may at any time amend, suspend or terminate the Plan as it deems advisable; provided, however, except as provided in Section 3(b) above, the Board shall not amend the Plan in the following respects without the consent of UNBC's shareholders then sufficient to approve the Plan in the first instance:

         (1) to increase the aggregate number of Performance Shares subject to the Plan; or

         (2) to change the designation or class of persons eligible to receive Target Awards under the Plan.

     (b) No Target Award may be granted during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the Participant's consent, alter or impair any rights or obligations under any Award previously made under the Plan.

     (c) Upon a termination of the Plan, UNBC or the Committee may authorize the surrender by a Participant of all or part of a Target Award and authorize a payment in consideration therefor. The payment received by the Participant shall not be considered remuneration for services performed by the Participant under Section 162(m) of the Code.

 15. APPLICABLE LAW AND VALIDITY

     The Plan shall be governed by and construed in accordance with the laws of the State of California and the Code. In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan. The Plan shall be interpreted to be in compliance with the requirements under Section 162(m) of the Code and all applicable Treasury Regulations promulgated thereunder so that payments of Earned Awards under the Plan will be treated as "Performance-Based Compensation" as such term is used in
     Section 162(m)(4)(C) of the Code. To the extent that any provision in the Plan would cause the payment of Earned Awards not to be treated as "Performance-Based Compensation" under Section 162(m)(4)(C) of the Code, such provision will be stricken from the Plan, and the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated.

    IN WITNESS WHEREOF, the undersigned have executed this 1997 UnionBanCal Corporation Performance Share Plan, as Amended, at San Francisco, California, on this 25th day of April, 2001.

                                                       UNIONBANCAL CORPORATION

                                                       By:  /s/ TAKAHIRO MORIGUCHI
                                                            -----------------------------------------
                                                            Takahiro Moriguchi
                                                            President and Chief Executive Officer

                                                       UNIONBANK OF CALIFORNIA, N.A.

                                                       By:  /s/ PAUL E. FEARER
                                                            -----------------------------------------
                                                            Paul E. Fearer
                                                            Director of Human Resources

                                   EXHIBIT C

             UNION BANK OF CALIFORINIA SENIOR MANAGEMENT BONUS PLAN

  1. ESTABLISHMENT, PURPOSE, GENERAL DESCRIPTION, AND DEFINITIONS

     (a) The Union Bank of California Senior Management Bonus Plan (the "Bonus Plan" or the "Plan") shall be effective upon approval by the shareholders of UnionBanCal (the "Company" or "UNBC"), including the authorization to commence the Plan retroactively as of January 1, 2001.

     (b) The objective of the Senior Management Bonus Plan is to reward senior managers who assist in achieving and exceeding the Bank's financial goals. In addition, the Plan is designed to help provide an environment that stimulates high performance, as well as motivates senior managers to exercise initiative, effort, and ingenuity.

     (c) Each Participant will be assigned an Incentive Target at the beginning of each fiscal year based on position level, desired pay positioning, and other considerations deemed pertinent by the Committee. Each Participant may earn from zero times to two times the Incentive Target pursuant to Section 5 of the Plan. Once an award is earned by the Participant, it shall be referred to as an Individual Award.

     (d) Definitions include:

         (1) BOARD refers to UNBC's Board of Directors.

         (2) CODE refers to the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

         (3) COMMITTEE refers to the Executive Compensation and Benefits Committee of UNBC's Board.

         (4) EMPLOYEE refers to any common law employee of UNBC or its Subsidiaries except: (1) any independent contractor retained to perform services for UNBC or its Subsidiaries, including consultants; and (2) any person who provides services to UNBC or its Subsidiaries pursuant to an agreement between UNBC or its Subsidiaries and any other person or organization.

         (5) INCENTIVE TARGET refers to an individual incentive award opportunity, expressed as a percent of salary or a specified dollar amount, made pursuant to the Plan.

         (6) INDIVIDUAL AWARD refers to an incentive bonus actually earned for a fiscal year under this Plan.

         (7) NAMED EXECUTIVE OFFICER refers to one of the five highest paid executive officers, including the Chief Executive Officer, whose compensation is reflected in the Summary Compensation Table in the Company's annual proxy statement, pursuant to SEC disclosure requirements.

         (8) OUTSIDE DIRECTOR refers to a member of the Board who qualifies as an "outside director" as such term is used in Section 162(m) of the Code and defined in any applicable Treasury regulations promulgated thereunder.

         (9) PARTICIPANT refers to an Employee who is assigned an Incentive Target.

        (10) PEER BANKS ("Peers") refers to the group of bank and bank holding companies designated by the Committee for use in comparing UNBC's performance for purposes of this Plan. From time to time, the Committee may deem it necessary to revise the composition of the Peer Banks.

        (11) SUBSIDIARIES refers to subsidiary corporations, as defined in
             Section 424(f) of the Code (but substituting "UNBC" for "employer corporation"), including Subsidiaries of UNBC which become such after adoption of the Plan.

  2. ADMINISTRATION OF THE PLAN

     (a) The Plan shall be administered by the Executive Compensation and Benefits Committee (the "Committee") of UNBC's Board of Directors (the "Board"), which shall be composed as hereinafter set forth in
         Section 2(b).

     (b) The Committee shall consist solely of not less than two Outside Directors elected by the Board. The Board may from time to time increase (and thereafter may decrease) the size of the Committee, elect or remove members thereto (with or without cause) and fill any vacancies however created; provided, however, that the minimum number of members on the Committee must be two.

     (c) The Committee shall meet at such times and places and upon such notice as the Committee's Chair determines. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote.

     (d) The Committee shall determine which Employees shall participate in the Plan, assignment of Target Awards, and the timing and manner of Individual Award payments.

     (e) The Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, its rules and regulations, and the instruments evidencing awards granted under the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be binding on all Participants.

  3. ELIGIBILITY

     Persons who shall be eligible to have Incentive Targets assigned to them shall be such Employees as the Committee, in its discretion, shall designate from time to time. A new Participant may be granted a pro-rata Incentive Target for a fiscal year which has already begun. A Participant who becomes ineligible to participate after the beginning of the fiscal year may receive a pro-rata Individual Award, based on the time eligible during the fiscal year.

  4. INCENTIVE AWARD

     Each Participant will be assigned an Incentive Target at the beginning of each fiscal year. The size of the Incentive Target is based on position level, desired pay positioning, other long-term incentive grants, and any other considerations deemed pertinent by the Committee. Participants may earn from zero times to two times the Incentive Target based on performance achievements (the "Individual Award"), as described in Section 5 of the Plan. The maximum award that may be paid for any plan year to any Participant is $2.5 million.

  5. PERFORMANCE MEASUREMENT AND EARNING OF AWARDS

     (a) Individual Awards are earned based on financial performance results using performance measures and schedules or formulas established by the Committee at the beginning of each fiscal year. Awards may be based on Company, unit or individual performance, except as provided in
         Section 5(b). Categories of Company performance measures that may be used include: revenues, earnings, expenses, margins, returns (e.g., ROA, ROE, ROIC), cash flow, capital efficiency, credit ratings, stock price, dividends, total shareholder return, capital structure, loan quality, market share, assets, and liabilities.

     (b) For Named Executive Officers of the Company, Individual Awards are determined solely on a formula based on Company performance and shall not exceed two times the Incentive Target, except that the Committee, in its discretion, may decrease such Individual Awards.

     (c) For Participants other than Named Executive Officers, the Committee, in its discretion, may decrease or increase Individual Awards based on performance or other factors it deems appropriate.

  6. EXTRAORDINARY EVENTS

     If extraordinary events occur during a fiscal year which alter the basis upon which the performance measurement(s) is calculated, such calculation may be adjusted, with the Committee's approval, to exclude the effect of these events. Events warranting such action may include, but are not limited to, major acquisitions or divestitures, significant changes in accounting practices, unanticipated one-time events (e.g., corporate income tax refund), or a recapitalization of the Company.

  7. PAYMENT OF INDIVIDUAL AWARDS

     Individual Awards shall be paid as soon as practicable following the end of the fiscal year or deposited to the Participant's account if deferred under a company-sponsored deferral plan.

  8. WITHHOLDING

     The Company or its Subsidiaries shall, to the extent required by law, have the right to deduct from payments of any kind otherwise due to the recipient the amount of any federal, state or local taxes required by law to be withheld with respect to the amounts earned under the Plan.

  9. TERMINATION OF EMPLOYMENT

     Termination of employment with the Company or its Subsidiaries prior to the end of the fiscal year for any reason (whether voluntary or involuntary) shall result in forfeiture of all opportunity to receive an Individual Award under the Plan, subject to the following exceptions. In the event of termination by reason of death, retirement, permanent disability, or exceptional circumstances, the Participant (or the Participant's estate in the event of death) may be eligible to receive a pro-rata Individual Award based on the time employed during the fiscal year, rounded to the next complete month. Payment of pro-rata Individual Awards shall be governed by all other applicable provisions of this Plan.

 10. EMPLOYEE RIGHTS

     A Participant may not assign or transfer his or her rights under the Plan, except as expressly provided under the Plan, and any attempt to do so will invalidate those rights.

     No Employee has a claim or right to be a Participant in the Plan, to continue as a Participant, or to be assigned Incentive Targets under the Plan. The Company and its Subsidiaries are not obligated to give uniform treatment to Participants. Participation in the Plan does not give a Participant the right to be retained in the employment of the Company or its Subsidiaries, nor does it imply or confer any other employment rights. Nothing contained in the Plan will be construed to create a contract of employment with any Participant. Nothing contained in the Plan will be deemed to require the Company or its Subsidiaries to deposit, invest or set aside amounts for the payments of any Individual Awards, nor will anything be deemed to give any Participant any ownership, security, or other rights in any assets of the Company or its subsidiaries.

 11. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

     (a) The Board may at any time amend, suspend or terminate the Plan as it deems advisable; provided, however, the Board shall not amend the Plan to change the designation or class of persons eligible to participate in the Plan without the consent of UNBC's shareholders.

     (b) No Incentive Target may be assigned during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the Participant's consent, alter or impair any rights or obligations under any Incentive Target previously made under the Plan.

     (c) Upon a termination of the Plan, UNBC or the Committee may authorize the cancellation by a Participant of all or part of an Incentive Target and authorize a payment in consideration therefor. The payment received by the Participant shall not be considered remuneration for services performed by the Participant under Section 162(m) of the Code.

 12. APPLICABLE LAW AND VALIDITY

     The Plan shall be governed by and construed in accordance with the laws of the State of California and the Code. In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan. The Plan shall be interpreted to be in compliance with the requirements under Section 162(m) of the Code and all applicable Treasury Regulations promulgated thereunder so that payments of Individual Awards under the Plan will be treated as "Performance-Based Compensation" as such term is used in
     Section 162(m)(4)(C) of the Code. To the extent that any provision in the Plan would cause the payment of Individual Awards not to be treated as "Performance-Based Compensation" under Section 162(m)(4)(C) of the Code, such provision will be stricken from the Plan, and the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated.

     IN WITNESS WHEREOF, the undersigned have executed this Union Bank of California Senior Management Bonus Plan, at San Francisco, California, on this 25th day of April, 2001.

                                                       UNIONBANCAL CORPORATION

                                                       By:  /s/ TAKAHIRO MORIGUCHI
                                                            -----------------------------------------
                                                            Takahiro Moriguchi
                                                            President and Chief Executive Officer

                                                       UNION BANK OF CALIFORNIA, N.A.

                                                       By:  /s/ PAUL E. FEARER
                                                            -----------------------------------------
                                                            Paul E. Fearer
                                                            Director of Human Resources

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                           UNIONBANCAL CORPORATION

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                        ANNUAL MEETING OF SHAREHOLDERS
                               APRIL 25, 2001


Takaharu Saegusa and Masafumi Watanabe, or either of them, each with the power of substitution, is hereby authorized to represent and to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of UnionBanCal Corporation, to be held at 9:30 a.m. on Wednesday, April 25, 2001, at the Mandarin Oriental Hotel, Embassy Room, 222 Sansome Street, San Francisco, California, or any adjournment thereof as follows:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2, 3 AND 4, AND WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.




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                           UNIONBANCAL CORPORATION
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  / /

                                                            For all except
                                                            nominees
                                   For All   Withhold All   written in below
1. ELECTION OF DIRECTORS             / /         / /             / /

D. Andrews, L. Crandall, R. Farman, S. Farrar, R. Hartnack,
K. Hayama, N. Kanari, S. Kishi, M. Lozano, M. Metz, R. Miles,
T. Moriguchi, J. Niebla, C. Robertson, T. Saegusa, R. Walker, and
K. Yoshizawa

___________________________________________________________________


                                                         For   Against   Abstain
                                                         / /     / /       / /
2. Proposal to ratify the selection of Deloitte &
   Touche LLP Independent Auditors for UnionBanCal
   Corporation for the year ending December 31, 2001
                                                         For   Against   Abstain
                                                         / /     / /       / /
3. Proposal to re-approve the 1997 UnionBanCal
   Performance Share Plan, as amended, to enable share
   grants under the Plan to qualify as deductible,
   performance based compensation under Section 162(m)
   of the Internal Revenue Code
                                                         For   Against   Abstain
                                                         / /     / /       / /
4. Proposal to approve the 1997 UnionBanCal Senior
   Management Bonus Plan to enable bonuses paid under the Plan to qualify as deductible, performance based compensation under Section 162(m) of the Internal
   Revenue Code

                                                          Will    Will not
                                                         attend    attend
                                                          / /        / /
5. To transaction such other business as may properly come before the Annual Meeting or any adjournment thereof

   This Proxy will be voted as specified, or if no choice is specified, will be voted FOR proposals 1, 2, 3, and 4.


                                              Dated: _____________________, 2001

                                              __________________________________
                                                          Signature

                                              __________________________________
                                                  Signature, if held jointly

(Please sign EXACTLY as your name appears on your stock certificate and this proxy. Executors, administrators, trustees, guardians, attorneys, etc., should give their full title. If signer is a corporation, please give full corporate name and sign by a duly authorized officer, stating the officer's title. If a partnership, please sign in partnership name by authorized person.)

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